Exhibit 99.1

ELKHART, INDIANA — OCTOBER 13, 2016

SKYLINE REPORTS FIRST QUARTER RESULTS

For the first quarter of fiscal 2017, Skyline Corporation (NYSE MKT: SKY) (“Skyline” or the “Corporation”) reported the following results:

•	Net sales from continuing operations of $61,176,000, an increase of approximately 26% over net sales of $48,742,000 from continuing operations in the year ago quarter.

•	Income from continuing operations of $744,000 as compared to a loss of $895,000 from continuing operations in the first quarter of fiscal 2016.

•	No income or loss from discontinued operations as compared to income of $61,000 from discontinued operations in the first quarter of fiscal 2016.

•	Net income of $744,000 or $0.09 per share as compared to a net loss of $834,000 or $0.10 per share in the first quarter of fiscal 2016.

“Our continued focus on growing sales and improving margins through disciplined operations generated favorable year-over-year results in the quarter,” commented President and Chief Executive Officer, Richard Florea. “While we are pleased with the progress we are making, we are committed to capitalizing on the opportunities we have.”

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)
	Three Months Ended August 31, (Unaudited)
	2016	2015
Net sales from continuing operations	$61,176	$48,742

Income (loss) from continuing operations, net of taxes	744	(895)
Income from discontinued operations, net of taxes	$—	$61

Net income (loss)	$744	$(834)

Basic income (loss) per share	$.09	$(.10)

Number of weighted average common shares outstanding	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)	August 31, 2016	May 31, 2016
	(Unaudited)
ASSETS
Cash	$8,450	$7,659
Accounts receivable	14,834	15,153
Inventories	11,816	11,381
Worker’s compensation security deposit	1,038	1,294
Other current assets	965	331

Total Current Assets	37,103	35,818
Property, Plant and Equipment, net	11,963	11,645
Other Assets	7,493	7,515

Total Assets	$56,559	$54,978

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$4,148	$3,921
Accrued liabilities	14,732	14,110

Total Current Liabilities	18,880	18,031

Total Non-Current Liabilities	11,771	11,814

Common stock	312	312
Additional paid-in capital	5,041	5,010
Retained earnings	86,299	85,555
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	25,908	25,133

Total Liabilities and Shareholders’ Equity	$56,559	$54,978